Addendum #2 to

Consulting Services Agreement

This is an ADDENDUM #2 dated March 30, 2017, to the Consulting Agreement (the “AGREEMENT”) dated November 1, 2015, and Addendum dated January 1, 2016 between Chad Tendrich, located at 1601 Belvedere Road, Suite 206E, West Palm Beach, Florida 33406 (“CONSULTANT”), and Cyclone Power Technologies, Inc., located at 601 NE 26th Ct., Pompano Beach, FL 33064 (“COMPANY”).

WHEREAS, the Company engaged the Consultant as a business consultant to the company and to render such advice, consultation, infotainment and services to the Directors and/or Officers of the Company regarding public company financial and business matters, real estate expansion plans, and other corporate strategic growth matters for the Company; and

WHEREAS, the Company had not been able to complete its audit with its auditors Anton and Chia LLC out of California.

WHEREAS, the Company realized that it shifted the responsibilities to completely manage the process of completing the audit with the current auditor, deal with legal issues, the OTC Markets, edgarizing process as well as the Consultants existing responsibilities required considerably more time, effort and resources of the Consultant;

NOW THEREFORE, the Company is issuing to the Consultant a onetime payment of 50,000,000 shares of Company stock for going above and beyond the his responsibilities to get the job done. The date of the debt being earned shall be per the terms of the Agreement.

For reporting purposes in public flings, this agreement shall be reported as “Tendrich Consulting Addendum #2 dated March 30, 2017”

All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties here to entered into this Agreement on the date first written above.

Cyclone Power Technologies, Inc., “Company”

By:
Frankie Fruge
Date:

Chad Tendrich, “Consultant”

By:
Chad Tendrich
Date: